EXHIBIT II
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[LOGO]






                                QUARTERLY REPORT
                                 TO SHAREHOLDERS



                                FINANCIAL RESULTS
                               FOR THE FISCAL 2004
                               FIRST QUARTER ENDED
                                 APRIL 30, 2003

                                    (US GAAP)











                        The Descartes Systems Group Inc.

BELOW, FOR YOUR CONVENIENCE, IS A COPY OF THE PRESS RELEASE ISSUED BY THE DESCARTES SYSTEMS GROUP INC. (THE "COMPANY") ON JUNE 4, 2003, ANNOUNCING THE COMPANY'S CONSOLIDATED UNAUDITED FINANCIAL RESULTS FOR THE THREE MONTH PERIOD ENDING APRIL 30, 2003, BEING THE COMPANY'S FIRST FISCAL QUARTER OF ITS 2004 FISCAL YEAR. THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AND REPRESENTS THE COMPANY'S EXPECTATIONS AS AT JUNE 4, 2003 WHEN THE PRESS RELEASE WAS ISSUED. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON ANY SUCH FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF JUNE 4, 2003. THE COMPANY DOES NOT UNDERTAKE OR ACCEPT ANY OBLIGATION OR UNDERTAKING TO RELEASE PUBLICLY ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENTS CONTAINED IN THE PRESS RELEASE TO REFLECT ANY CHANGE IN THE COMPANY'S EXPECTATIONS OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.

DESCARTES REPORTS RESULTS FOR FIRST QUARTER OF FISCAL YEAR 2004

WATERLOO, ONTARIO, JUNE 4, 2003 -- The Descartes Systems Group Inc., (Nasdaq:DSGX), (TSX:DSG), a trusted provider of logistics solutions, today announced financial results for the first fiscal quarter of its 2004 fiscal year (Q1FY04) which ended on April 30, 2003. Results are in line with preliminary estimates announced on May 6, 2003. Amounts are in U.S. dollars and are reported in accordance with U.S. GAAP (Generally Accepted Accounting Principles).

"In what has been a challenging business environment we have reacted quickly, making the right decisions for the Company," said Manuel Pietra, Descartes' chief executive officer and president. "We believe that the results of this quarter do not reflect on our market opportunity or demand for Descartes solutions over the long term. Our relentless focus on the customer, combined with our product leadership, vision and global partner strategy, are all positive indicators for the future."

FINANCIAL SUMMARY

Starting with Q1FYO4, consistent with emerging best practices, the Company will no longer refer to secondary non-GAAP financial measures in reporting its earnings (losses).

For the first quarter ended April 30, 2003, total revenues were $14.2 million, down 15 percent when compared with total revenues in the first quarter last year of $16.8 million. Network-Based Logistics revenues decreased 7 percent to $9.2 million in Q1FY04 from $9.9 million in Q1FY03. Software license revenues were $2.0 million in Q1FY04, down 56 percent from $4.5 million in Q1FY03. Services revenues were $3.0 million, up 25 percent from services revenues of $2.4 million in the same quarter of last year.

The Company reported a loss on a U.S. GAAP basis of $9.0 million, or $0.17 per basic and diluted share, in Q1FY04. Included in the U.S. GAAP loss for Q1FY04 were charges of $3.6 million related to the consolidation of network infrastructure. In the first quarter of last year, the Company reported a loss on a U.S. GAAP basis of $6.1 million, or $0.12 per basic and diluted share.

The Company completed the quarter with $163 million in cash and cash equivalents and marketable securities.

COMPANY HIGHLIGHTS

CUSTOMER SIGN-UPS: Q1FY04 saw 177 total sign-ups. Continuing to generate interest from both new and existing customers, approximately 55 percent of the sign-ups represent services sold to new customers while 45 percent of sign-ups came from existing customers.

o SIGN-UPS FOR NETWORK-BASED LOGISTICS: There were 156 sign-ups for the quarter. Notable customer additions included Black & Decker, CMA-CGM America Inc., JD Smith, S.H.E. Maritime Services, SY Shipping and Transways Express.

o SIGN-UPS FOR LOGISTICS SOFTWARE: There were 21 sign-ups during the first quarter of fiscal year 2004 in the Logistics Software business that includes DESCARTES ROUTING AND SCHEDULING(TM) solutions. Customer sign-ups included such companies as Pepsi Bottling Group (Canada) and PGT Industries.

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PRODUCT INNOVATION: Continuing its commitment to be at the forefront of technological advancement, the Company released several enhancements to its solution suites throughout the course of the quarter, including the general availability of DESCARTES FLEETWISE(TM) 2.2.

More recently, as described by Descartes in a press release issued today, ARC Advisory Group, a leading industry analyst firm, in its June 2003 report, TRANSPORTATION MANAGEMENT SYSTEMS WORLDWIDE OUTLOOK, named Descartes as having the leading market share in transportation management systems worldwide for the second consecutive year.

POST-QUARTER DEVELOPMENTS

Descartes recently undertook a review of all areas of the business to improve financial performance and enhance shareholder value. The post-quarter initiatives announced include:

CORPORATE GOVERNANCE: The board of directors of Descartes recently embarked on several corporate governance initiatives aimed at enhancing the effectiveness of the Board. Among these measures were the separation of the CEO and chairman roles, the establishment of a corporate governance committee and, beginning in Q1FY04, the elimination of any reference to secondary non-GAAP financial measures in reporting the Company's earnings (losses).

OFFERS TO PURCHASE: On May 12, 2003, Descartes announced its intention to offer to purchase up to 11,578,000 of its outstanding Common Shares and a separate intention to offer to purchase up to U.S.$45,000,000 aggregate principal amount of the Company's 5.50% Convertible Unsecured Subordinated Debentures due June 30, 2005.

STREAMLINING INITIATIVES: Enabled by operational efficiencies gained throughout the past year and the outsourcing of certain ongoing product development activities, the Company initiated a downsizing of its global operations on May 6, 2003.

BUSINESS OUTLOOK

For the second quarter ending July 31, 2003 (Q2FY04), Descartes currently expects to achieve total revenues in the range of $15 to $16 million and to report a loss, on a U.S. GAAP basis, of $16 to $17 million. Total expenses, on a U.S. GAAP basis, for Q2FY04 are expected to be approximately $32 million. This expectation includes a successful repurchase of U.S. $45 million aggregate principal amount of debentures and a restructuring charge in the quarter of approximately $13.6 million. The amount of the restructuring charge in the quarter may change due to various factors including the timing of certain actions related to the Company's network consolidation.

ABOUT DESCARTES
The Descartes Systems Group Inc. (Nasdaq:DSGX) (TSX:DSG) is a trusted provider of logistics solutions. In over 60 countries Descartes' leading logistics solutions drive operational efficiency, enhance customer responsiveness and improve precision in purchasing for global organizations. For more information, visit www.descartes.com.

All registered and unregistered trademarks mentioned in this release are the property of their respective owners.

                                       ###

Statements in this release, other than historical performance, include forward-looking statements relating to future financial performance made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding Descartes' revenue and profit expectations, expectations surrounding the demand for Descartes' products and the market opportunity for those products, expectations surrounding Descartes' streamlining initiatives and corporate governance initiatives, expectations as to customer acceptance and continued use of Descartes' solutions, and expectations as to Descartes' pricing and revenue model. These statements are neither promises nor guarantees, but involve risks and uncertainties that may cause actual results to differ materially from expectations; in particular, the successful implementation and market acceptance of Descartes' pricing and revenue model, demand for network-based logistics solutions and logistics software solutions, timing and size of restructuring charges, success of the offers to purchase the Company's shares and debentures, success in closing customer orders, ability to control expenses, realization of operating cost reductions resulting from cost reduction initiatives, integration of acquisitions and consolidation of operations. For further information regarding risks and uncertainties associated with Descartes' business, please refer to Descartes' documents filed with the Securities and Exchange Commission, the Ontario Securities Commission and other securities commissions across Canada. Any forward-looking statements should be considered in light of these factors.
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THE DESCARTES SYSTEMS GROUP INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
THREE MONTHS ENDED APRIL 30, 2003
(US DOLLARS; US GAAP)

The following discussion and analysis should be read in conjunction with the unaudited consolidated financial statements of The Descartes Systems Group Inc. ("Descartes" or the "Company") for the three months ended April 30, 2003 appearing elsewhere in this Quarterly Report to Shareholders. It should also be read in conjunction with the audited annual consolidated financial statements and the management's discussion and analysis ("MD&A") for the fiscal year ended January 31, 2003 included in the Company's most recent Annual Report to Shareholders. The Company prepares and files its consolidated financial statements and MD&A in United States ("US") dollars and in accordance with US generally accepted accounting principles ("GAAP"). The Company also prepares and files its consolidated financial statements and MD&A in accordance with Canadian generally accepted accounting principles, in US dollars, which are mailed to all Canadian shareholders and are made available to US shareholders. All dollar amounts are in US currency, unless otherwise indicated.

CERTAIN STATEMENTS MADE IN THE MD&A, INCLUDING STATEMENTS RELATING TO THE COMPANY'S EXPECTATIONS CONCERNING FUTURE REVENUES AND EARNINGS, MARKET OPPORTUNITY AND THE SUFFICIENCY OF CAPITAL TO MEET WORKING CAPITAL AND CAPITAL EXPENDITURE REQUIREMENTS, CONSTITUTE FORWARD-LOOKING STATEMENTS. WHEN USED IN THIS DOCUMENT, THE WORDS "BELIEVES," "PLANS," "EXPECTS," "ANTICIPATES," "INTENDS," "CONTINUES," "MAY," "WILL," "COULD," "SHOULD" AND SIMILAR EXPRESSIONS, OR THE NEGATIVE OF SUCH TERMS, ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT MAY CAUSE FUTURE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPECTED. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THE FACTORS DISCUSSED UNDER THE HEADING "RISK FACTORS" APPEARING ELSEWHERE IN THIS QUARTERLY REPORT. IF ANY OF SUCH RISKS ACTUALLY OCCUR, THEY COULD MATERIALLY ADVERSELY AFFECT THE COMPANY'S BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS. IN THAT CASE, THE TRADING PRICE OF THE COMPANY'S COMMON SHARES COULD DECLINE, PERHAPS MATERIALLY. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON ANY SUCH FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE MADE. DESCARTES DOES NOT UNDERTAKE OR ACCEPT ANY OBLIGATION OR UNDERTAKING TO RELEASE PUBLICLY ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENTS TO REFLECT ANY CHANGE IN THE COMPANY'S EXPECTATIONS OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.

OVERVIEW

Descartes develops, markets, implements and supports software and network-based solutions for logistics management. Descartes has significant experience in providing integrated software applications and network services to manage the end-to-end supply chain. The Company's history of serving industries with short order-to-fulfillment cycles has allowed it to develop significant expertise regarding the requirements of logistics and to design solutions that address the specific needs of enterprises seeking to increase the efficiency and speed and reduce the costs of their logistics operations.

The logistics supply chain is made up of manufacturers, distributors, retailers and transportation service providers. Descartes' technologies enable each of these parties, across industries and modes, to better manage the movement of goods and related information.

For manufacturers, distributors and retailers, Descartes offers the Global Logistics Services Network(TM) ("GLSN")--a network that connects companies with their trading partners, letting them share real-time information about orders, inventory and supply chain events. Across various modes of transportation, Descartes' GLSN securely registers and connects participants, while accommodating multiple communication and data standards. For transportation service providers, Descartes operates value-added networks for air messaging and road and land messaging.
Descartes has four application suites: (i) Global Visibility and Inventory Control, (ii) Transportation Management, (iii) Routing and Scheduling, and (iv) Ocean Contract Management. Used in
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concert or independently, they offer ways for businesses to cut operational costs and improve customer service.

Collectively, these application suites allow users to monitor movement of goods with user-enabled status and event notifications; manage carrier and rate combinations for all shipments across applicable modes of transportation; efficiently route private or dedicated fleets and schedule delivery times; and manage complex ocean carrier rates and service contracts.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, the results of operations of the Company in millions of US dollars (except per share and weighted average share amounts):
                                                  THREE MONTHS ENDED APRIL 30,
                                                  ----------------------------
                                                     2003              2002
----------------------------------------------    ----------        ----------
Revenues                                             14.2              16.8
----------------------------------------------    ----------        ----------
Cost of sales                                        (4.8)             (7.9)
----------------------------------------------    ----------        ----------
Gross margin                                          9.4               8.9
----------------------------------------------    ----------        ----------
Operating expenses                                  (12.8)            (14.3)
----------------------------------------------    ----------        ----------
Net margin                                           (3.4)             (5.4)
----------------------------------------------    ----------        ----------
Amortization of intangible assets                    (1.4)             (2.5)
----------------------------------------------    ----------        ----------
Restructuring cost                                   (3.6)              0.5
----------------------------------------------    ----------        ----------
Loss from operations                                 (8.4)             (7.4)
----------------------------------------------    ----------        ----------
Other income (expense)                               (0.6)              0.8
----------------------------------------------    ----------        ----------
Loss before income taxes                             (9.0)             (6.6)
----------------------------------------------    ----------        ----------
Income taxes                                          --                0.5
----------------------------------------------    ----------        ----------
Loss                                                 (9.0)             (6.1)
----------------------------------------------    ----------        ----------
Loss per share
    Basic and diluted                                (0.17)            (0.12)
----------------------------------------------    ----------        ----------
Weighted average shares outstanding (millions)       52.2              52.2
    Basic and diluted
------------------------------------------------------------------------------

For the three months ended April 30, 2003, the loss amounted to $9.0 million, or 17 cents per basic and diluted share, compared with a loss of $6.1 million, or 12 cents per basic and diluted share, in the same period last year. The increase in the loss between the two periods is attributable to a decline in revenues ($2.6 million) and other income ($1.4 million), an increase in restructuring costs ($4.1 million) and the absence of an income tax recovery ($0.5 million) offset by an overall decrease in cost of sales and operating expenses ($4.6 million) and amortization of intangible assets ($1.1 million).

CRITICAL ACCOUNTING POLICIES

USE OF ESTIMATES. The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. While the Company believes that such estimates are fair when considered in conjunction with the condensed consolidated financial position and results of operations taken as a whole, the actual results, when known, will vary from these estimates.

REVENUE RECOGNITION. Descartes recognizes revenue in accordance with the American Institute of Certified Public Accountants' Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), and the US Securities Exchange Commission's Staff Accounting Bulletin 101, "Revenue Recognition in Financial
Statements" ("SAB 101").                                                       4
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Descartes' revenues are generated principally from (i) ongoing network usage fees in the form of transactional and monthly subscription fees, (ii) software licenses that grant customers the right to use the Company's software products,
(iii) professional services revenues from a variety of services related to the implementation, training in use and support of the Company's software, including project management, consulting and other services, and (iv) maintenance and other revenues, which include revenues associated with annual software maintenance and support services.

Network-related revenues generally consist of fees arising from customers processing transactions through the Company's GLSN and value-added networks and are recognized as the transactions occur.

In accordance with SOP 97-2, as amended, revenues derived from multiple element software sale arrangements are recognized in earnings based on the relative fair values of the individual elements. Software license revenues are recognized upon execution of a contract and delivery of software, provided that the license fee is fixed or determinable and no significant production, modification or customization of the software is required and collection is considered probable by management. If these revenue recognition criteria are not satisfied, amounts received from customers are classified as deferred revenue on the balance sheet until such time as the revenue recognition criteria are met.

Service revenues are primarily derived from fees for consulting, implementation and training services related to the Company's logistics solutions and are recognized as the services are performed.

Maintenance revenues are normally billed in advance and recorded as deferred revenues. Deferred revenue resulting from maintenance contracts is amortized to earnings ratably over the term of the maintenance contract.

GOODWILL AND INTANGIBLE ASSETS. Descartes accounts for goodwill in accordance with the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards ("SFAS") 142, "Goodwill and Other Intangible Assets," which it adopted effective February 1, 2002. SFAS 142, among other things, requires that goodwill no longer be amortized but instead be tested for impairment at least annually. The Company has designated February 1 as the date for its annual impairment test. Upon adoption of this accounting standard, the Company was required to perform a transitional impairment test of the carrying value of goodwill as at February 1, 2002. Using the valuation methodology selected by the Company, which is based on the market capitalization of Descartes' outstanding common shares as well as discounted cash flow techniques, the transitional impairment test indicated that the carrying value of goodwill was not impaired. However, the application of this enterprise-wide valuation methodology as at February 1, 2003 resulted in a significant goodwill impairment being recorded in the results of operations for fiscal year 2003.

Should the fair value of the Company's net assets be less than the carrying value of its net assets at future annual impairment test dates, the Company may have to recognize additional goodwill impairment losses in its future results of operations. Reference should be made to the discussion provided under the caption "4. Volatility of Share Prices" appearing in the Risk Factors section of this report.

Intangible assets include customer agreements and relationships, non-compete covenants, existing technologies and trade names. Intangible assets are amortized on a straight-line basis over their estimated useful lives, which are generally five years. The Company reviews the carrying value of these assets at least annually for evidence of impairment. In accordance with SFAS 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," an impairment loss is recognized when the estimate of undiscounted future cash flows generated by such assets is less than the carrying amount. Measurement of the impairment loss is based on the present value of the expected future cash flows. In conjunction with the annual goodwill impairment test as at February 1, 2003, the Company engaged the services of an

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independent consulting firm to perform a fair valuation of the recorded and unrecorded intangible assets of the Company as at January 31, 2003. The valuation resulted in a significant impairment charge being recorded in the results of operations for the year ended January 31, 2003. Future fair value assessments of intangible assets may require additional impairment charges to be recorded in the results of operations for future periods.

RESEARCH AND DEVELOPMENT COSTS. The Company incurs costs related to research and development of its software. To date, the Company has not capitalized any development costs under SFAS 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." The Company has defined the attainment of technological feasibility as completion of a working model. The costs incurred between the time of establishment of a working model and the time when products are marketed are insignificant. Consequently, costs that are eligible for capitalization are expensed in the period incurred.

REVENUES

The following table provides an analysis of revenues (in millions of US dollars and proportion of total revenues) generated over each of the periods indicated:

                                                  THREE MONTHS ENDED APRIL 30,
                                                  ----------------------------
                                                     2003              2002
----------------------------------------------    ----------        ----------
License and network                                  11.2              14.4
----------------------------------------------    ----------        ----------
PERCENTAGE OF REVENUES                                 79%               86%
----------------------------------------------    ----------        ----------
Service and maintenance                               3.0               2.4
----------------------------------------------    ----------        ----------
PERCENTAGE OF REVENUES                                 21%               14%
----------------------------------------------    ----------        ----------
Total revenues                                       14.2              16.8
----------------------------------------------    ----------        ----------

Total revenues of $14.2 million generated in the quarter ended April 30, 2003 represent a decline of approximately 15% from the same quarter last year.

LICENSE AND NETWORK. License and network revenues in the three months ended April 30, 2003 were negatively impacted by a combination of the global war on terrorism, the war in Iraq and the virus outbreak in Asia, as well as the softness in the overall economic conditions, particularly surrounding technology spending. Network revenues were also negatively impacted by consolidation among some ocean carrier customers resulting in certain ocean carrier customers not renewing network service contracts with the Company. As a percentage of total revenues, license and network revenues declined to 79% in the quarter ended April 30, 2003 compared to 86% in the quarter ended April 30, 2002. Amortized license revenues of $2.8 million in the year ago quarter as compared to a nominal amortized amount in the current quarter account for the decrease in license revenues. The higher amortized license revenues in the year ago quarter derive from large contracts closed in fiscal periods prior to that quarter, and were amortized in accordance with the Company's revenue recognition criteria. In the three months ended April 30, 2003, revenues from the network represented approximately 82% of license and network revenues compared with 69% in the first three months of the last fiscal year. This percentage increase is a result of lower than expected license revenues in the current period.

SERVICE AND MAINTENANCE. Service and maintenance revenues in the first fiscal quarter of 2004 increased to $3.0 million, representing 21% of total revenues in the quarter, up from $2.4 million in the first quarter of fiscal year 2003. This aggregate increase is a result of higher revenues from routing and scheduling implementation services and maintenance contracts. These higher revenues derive from a larger volume of routing and scheduling license sales completed over the last nine-months of fiscal 2003 as compared to the last nine-months of fiscal 2002.

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COST OF SALES

The following table provides an analysis of cost of sales (in millions of US dollars) and the related gross margins for the periods indicated:

                                                           THREE MONTHS ENDED
                                                                APRIL 30,
                                                         ----------------------
                                                            2003        2002
-----------------------  ------------------------------  ----------  ----------
License and network      Revenues                           11.2        14.4
-----------------------  ------------------------------  ----------  ----------
                         Cost of sales                      (2.6)       (4.9)
-----------------------  ------------------------------  ----------  ----------
                         Gross margin                        8.6         9.5
-----------------------  ------------------------------  ----------  ----------
                         PERCENTAGE OF REVENUES               77%         66%
-----------------------  ------------------------------  ----------  ----------
Service and maintenance  Revenues                            3.0         2.4
-----------------------  ------------------------------  ----------  ----------
                         Cost of sales                      (2.2)       (3.0)
-----------------------  ------------------------------  ----------  ----------
                         Gross margin                        0.8        (0.6)
-----------------------  ------------------------------  ----------  ----------
                         PERCENTAGE OF REVENUES               27%        (25%)
-----------------------  ------------------------------  ----------  ----------
Total                    Revenues                           14.2        16.8
-----------------------  ------------------------------  ----------  ----------
                         Cost of sales                      (4.8)       (7.9)
-----------------------  ------------------------------  ----------  ----------
                         Gross margin                        9.4         8.9
-----------------------  ------------------------------  ----------- ----------
                         PERCENTAGE OF REVENUES               66%         53%
-----------------------  ------------------------------  ----------- ----------

The Company's total gross margin as a percentage of revenues in the first three months of fiscal 2004 has improved to 66% from 53% in the first three months of fiscal 2003 primarily due to a reduction in the cost of sales achieved from the Company's restructuring initiatives.

COST OF LICENSE AND NETWORK SALES. Cost of license and network sales consists of internal costs as well as the costs related to sales of third party software, such as third party license fees and/or royalties. Cost of license and network sales as a percentage of corresponding revenues in the first three months of fiscal 2004 decreased to 23% from 34% in the same period last year. The decrease is primarily a result of the Company's restructuring initiatives, including consolidation of its network infrastructure.

COST OF SERVICE AND MAINTENANCE SALES. Cost of service and maintenance sales consists primarily of salaries and other personnel-related expenses incurred in providing professional service and maintenance work, including consulting and customer support. For the three months ended April 30, 2003, service and maintenance margins improved as compared to the three months ended April 30, 2002, primarily as a result of moving profit and loss responsibilities for service and maintenance sales to the geographic sales regions as well as from efficiencies gained through the restructuring initiatives.



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OPERATING EXPENSES

The following table provides an analysis of the Company's operating expenses (in millions of US dollars) over the periods indicated:
                                                  THREE MONTHS ENDED APRIL 30,
                                                  ----------------------------
                                                     2003              2002
----------------------------------------------    ----------        ----------
Total revenues                                       14.2              16.8
----------------------------------------------    ----------        ----------
Sales and marketing                                   7.0               6.6
----------------------------------------------    ----------        ----------
PERCENTAGE OF REVENUES                                 49%               39%
----------------------------------------------    ----------        ----------
Research and development                              2.1               5.8
----------------------------------------------    ----------        ----------
PERCENTAGE OF REVENUES                                 15%               35%
----------------------------------------------    ----------        ----------
General and administrative                            3.7               1.9
----------------------------------------------    ----------        ----------
PERCENTAGE OF REVENUES                                 26%               11%
----------------------------------------------    ----------        ----------
Total operating expenses                             12.8              14.3
----------------------------------------------    ----------        ----------
PERCENTAGE OF REVENUES                                 90%               85%
----------------------------------------------    ----------        ----------

In the first three months of fiscal 2004, total operating expenses, as a percentage of revenues, increased to 90% from 85% in the same period last year. Although total operating expenses were reduced on an absolute dollar basis, as a percentage of revenues operating expenses increased as a result of lower revenues in the current three-month period as compared to the same period last year. In order to lower the overall operating expenses, the Company commenced further restructuring plans in May 2003 to align its cost structure with its network revenue model and to streamline its corporate operations.

SALES AND MARKETING. Sales and marketing expenses include salaries, commissions and other personnel-related costs, bad debt expenses, travel expenses, advertising programs and services and other promotional activities associated with selling and marketing the Company's products and services. As a percentage of total revenues, sales and marketing expense increased to 49% for the first three months of fiscal 2004, compared with 39% in the same period last year. This percentage increase was a result of lower revenues in the current quarter.

RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of salaries and other personnel-related costs of technical and engineering personnel associated with the Company's research and product development activities. These costs are accounted for in accordance with the provisions of the SFAS 86, "Accounting for the Costs of Computer Software To Be Sold, Leased, or Otherwise Marketed." The Company considers that technological feasibility has been established once a working model of a product has been produced and tested. To date, development costs incurred between the completion of a working model and the point where the product is released have been insignificant; thus, all research and development costs have been charged to the consolidated statement of operations in the period in which they were incurred.

Research and development costs as a percentage of revenues and in absolute dollars declined in the current quarter declined as compared to the same quarter of the last fiscal year as a consequence of the implementation of the June 2002 restructuring plans.

GENERAL AND ADMINISTRATIVE. General and administrative expense consists primarily of salaries and other personnel-related costs of administrative personnel, as well as professional fees and other administrative expenses. For the three months ended April 30, 2003, general and administrative expense as a percentage of revenues increased to 26% as compared to 11% in the same three months last year. The increase in costs on an absolute dollar basis in the current quarter as compared to the same quarter last fiscal year is primarily attributable to an increase in legal expenses and a negative foreign exchange impact. The increase in legal expenses is mainly caused by there being legal fee

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recoveries recorded in the first quarter of fiscal 2003, with no similar recovery in the first quarter of fiscal 2004.

AMORTIZATION OF INTANGIBLE ASSETS

Intangible assets include customer agreements and relationships, non-compete covenants, existing technologies and trade names associated with the acquisitions completed by the Company to date. Generally, these assets are amortized on a straight-line basis over a five-year period. The amount of amortization expense is dependent on the Company's acquisition activities as well as its asset impairment tests. For the three months ended April 30, 2003, the amortization of intangible assets amounted to $1.4 million compared with $2.5 million recorded in the three months ended April 30, 2002. The decline is attributable to an $18.0 million impairment provision recorded against certain of the Company's intangible assets in the fourth quarter of fiscal 2003 in accordance with SFAS 144. As at April 30, 2003, the unamortized amount of intangible assets amounted to $12.2 million compared with $35.5 million at April 30, 2002.

RESTRUCTURING

AUGUST 2001 ANNOUNCEMENT
On August 2, 2001, due to the deterioration of global economic conditions, the Company announced its intention to implement a restructuring plan to lower its overall operating cost structure. The restructuring plan included a worldwide workforce reduction and the consolidation of excess office facilities.

The workforce reduction program involved the reduction of 70 positions, or approximately 10% of the Company's workforce, across all business functions and geographic locations. The Company recorded a workforce reduction charge of $2.1 million related to severance and other payroll benefits, of which $2.0 million has been paid as of April 30, 2003.

The Company also recorded a restructuring charge of $1.9 million relating to the consolidation of excess office facilities and equipment. The closure or consolidation of office facilities comprised lease termination and non-cancellable lease costs as well as the write-off of redundant assets.

The Company has substantially completed its August 2001 restructuring plan. The activities of the restructuring plan are summarized as follows (in millions of US dollars):

------------------------------------------------------------------------------
                                         Cumulative Drawdowns     Remaining
AUGUST 2, 2001            Restructuring  --------------------  Provision as at
ANNOUNCEMENT                Provision      Cash     Non-Cash    April 30, 2003
------------------------  -------------  ---------  ---------  ---------------
Workforce reduction            2.1         (2.0)        --           0.1
------------------------  -------------  ---------  ---------  ---------------
Consolidation of excess
facilities and equipment       1.9         (1.8)      (0.1)           --
------------------------  -------------  ---------  ---------  ---------------
                               4.0         (3.8)      (0.1)          0.1
------------------------  -------------  ---------  ---------  ---------------

The cumulative net revisions to the August 2001 restructuring provision included additional costs of $0.5 million incurred for the completion of the closure of excess facilities that were identified under the August 2001 restructuring plan. These additional costs, which were recorded in the quarter ended July 31, 2002, were more than offset by both a previous $0.5 million reversal of the restructuring provision recorded in the quarter ended April 30, 2002 because of a favorable settlement reached with respect to the early termination of a certain redundant office facility in the United States and by a later $0.2 million reversal of the restructuring provision recorded in the quarter ended January 31, 2003 resulting from the redeployment of certain redundant assets. In the quarter ended April 30, 2003, an increase in the restructuring provision for consolidation of excess facilities was partially offset by a decrease in the restructuring provision for workforce reduction due to a settlement reached with a former employee of the Company.

JUNE 2002 ANNOUNCEMENT
On June 19, 2002, the Company announced that it had commenced further restructuring plans in order to align its cost structure with its network-based revenue model and to streamline its corporate operations. The plans included the centralization of certain support functions such as finance, customer care, research and development, and network services, primarily in Waterloo, Ontario. The plans also included the consolidation of the Company's network infrastructure and data center facilities in Ontario and Georgia. These restructuring plans resulted in the prompt reduction of the workforce by approximately 120 employees, or 20% of the total workforce, across all geographic areas within which the Company operates. The reductions were concentrated within the finance, customer care, research and development, and network services functional areas. In conjunction with the above-noted centralization plans and workforce reduction, the Company also identified leased facilities which are in excess of the Company's ongoing space requirements. The termination cost of these leased facilities along with the redundant leasehold improvements, furniture and fixtures, and computer equipment are reflected in the restructuring provision. Furthermore, the restructuring provision reflects the cost of consolidation of data center facilities.

During the quarter ended October 31, 2002, the Company continued with its June 2002 restructuring plans with further staff terminations of approximately 40 additional employees (including certain management layers) and recorded certain office closure costs as incurred. The additional staff terminations and office closure costs in the quarter included certain initiatives that the Company undertook in facilitating the integration of its global operations with Tradevision AB further to the anticipated acquisition of the interest of the minority shareholder in Tradevision. These additional restructuring initiatives, which had commenced in anticipation of the acquisition of the minority interest in Tradevision, resulted in a charge of $2.4 million to the restructuring reserve.

During the fourth fiscal quarter ended January 31, 2003, the Company continued with its June 2002 restructuring plans with further staff terminations and recorded certain office closure costs as incurred. With the completion of the acquisition of the remaining 30% interest in Tradevision, the Company commenced its exit plan related to the process of consolidation of its network infrastructure, which has inherent capacity redundancies resulting from the acquisitions completed by the Company in the previous three fiscal years. The restructuring charges in the fourth quarter of fiscal 2003 also reflected the cost of redundant capacity on a third party network hosting facility.

During the third and fourth quarters of fiscal 2003, the Company revised certain of its estimates for the restructuring provision with respect to office closure costs and redundant assets, mainly due to the establishment and execution of selective redeployment of its redundant assets in its continuing global operations.

During the first quarter of fiscal 2004, the Company continued with the consolidation of its network infrastructure as part of the June 2002 restructuring plan and announced centralization of related support functions, which are anticipated to result in additional restructuring charges of approximately $6.0 million, of which $3.5 million was recorded in the quarter. These actions include the cancellation of an external network service contract as well as fixed asset write-downs and workforce reductions of approximately 100 employees. The restructuring charges in the first quarter of fiscal 2004 reflect the cost of redundant capacity on the third party network-hosting facility. The remainder of the restructuring charges, including contract cancellation penalties, cost of redundant network systems and additional severance charges, will be recorded once the third party negotiations are completed and the final exit liability is determined.

The activities of the restructuring plan are summarized as follows (in millions of US dollars):

--------------------  -------------  --------------  -------  --------------------  ---------
JUNE 19, 2002            Initial       Subsequent     Total   Cumulative Drawdowns  Remaining
ANNOUNCEMENT          Restructuring  Cumulative Net           --------------------  Provision
                        Provision     Additions and              Cash    Non-Cash     as at
                                        Revisions                                   April 30,
                                                                                       2003
--------------------  -------------  --------------  -------  --------- ----------  ---------
Workforce reduction        2.4            4.5          6.9      (6.8)      (0.1)        --
--------------------  -------------  --------------  -------  --------- ----------  ---------
Office closure costs       3.4            3.1          6.5      (6.1)      (0.2)       0.2
--------------------  -------------  --------------  -------  --------- ----------  ---------
Redundant assets           0.8           (0.1)         0.7        --       (0.7)        --
--------------------  -------------  --------------  -------  --------- ----------  ---------
Data center
consolidations             0.6           (0.2)         0.4      (0.4)        --         --
--------------------  -------------  --------------  -------  --------- ----------  ---------
Network system
consolidations              --            0.8          0.8      (0.8)        --         --
--------------------  -------------  --------------  -------  --------- ----------  ---------
                           7.2            8.1         15.3     (14.1)      (1.0)       0.2
--------------------  -------------  --------------  -------  --------- ----------  ---------

The provision shown above does not include certain office closure costs, which will be recorded as restructuring charges as and when incurred and excludes contract cancellation penalties with respect to the redundant third party network-hosting facility, which will be recorded as restructuring charges when the negotiations are completed and the final exit liability is determined.

MAY 2003 ANNOUNCEMENT
Based on a review of cost levels, on May 6, 2003, the Company announced that it will implement a further downsizing of its global operations by approximately 130 employees. The Company expects to record restructuring and other non-recurring charges of approximately $12.5 to $13.5 million. The charges are associated with workforce reduction, consolidation of facilities, lease terminations, redundant assets and potential write-downs of certain assets.

OTHER INCOME (EXPENSE)

Net other expense amounted to $0.6 million in the first three months of fiscal 2004 compared with $0.8 million of net other income in the same period last year. The decline is the result of a $1.1 million reduction in investment income that is attributable to lower yields from marketable securities as well as lower investment balances. The year ago quarter also included a gain of $0.4 million that resulted from the purchase of $1.5 million principal amount of the Company's convertible debentures. The gain on purchase of convertible debentures, previously presented as an extraordinary item, has been reclassified as other income in accordance with SFAS 145, "Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement 13, and Technical Corrections."

Interest expense, which represents interest payable on the 5.50% convertible unsecured subordinated debentures issued in June 2000 and the amortization of related issuance costs, amounted to $1.1 million in first quarter of fiscal 2004 as compared to $1.2 million in the year ago quarter. This reduction is a result of a lower outstanding principal amount of convertible debentures on which interest is calculated, resulting from purchases pursuant to the Company's earlier issuer bids for the convertible debentures.

INCOME TAXES

For the three months ended April 30, 2003, the Company has recorded income tax expense of nil compared with income tax recoveries of $0.5 million in the same period last year. The income tax recoveries in the year ago quarter were the result of carrying back US losses for one of its US subsidiaries in order to recover taxes paid in prior years for that subsidiary.

LIQUIDITY AND CAPITAL RESOURCES

With $163.4 million in cash, short-term deposits, short- and long-term investments in corporate bonds and dividend received deduction ("DRD") eligible securities, a $7.2 million surplus of non-cash working capital and $8.5 million in unutilized lines of credit, the Company believes it has sufficient liquidity to meet its operating requirements and to finance its growth strategies, through internal product developments and market expansions as well as through acquisitions. The table set forth below provides a summary statement of cash flows for the periods indicated in millions of US dollars.

                                                                         ----------------------
                                                                           THREE MONTHS ENDED
                                                                                APRIL 30,
-----------------------------------------------------------------------  ----------------------
                                                                            2003        2002
-----------------------------------------------------------------------  ----------  ----------
Cash used in operating activities                                           (9.1)       (8.5)
Additions to capital assets                                                 (1.6)       (0.8)
Purchase of convertible debentures                                            --        (1.1)
Issuance of common shares for cash                                            --         0.2
-----------------------------------------------------------------------  ----------  ----------
Net change in cash, cash equivalents and marketable securities             (10.7)      (10.2)
Cash, cash equivalents and marketable securities at beginning of period    174.1       199.8
-----------------------------------------------------------------------  ----------  ----------
Cash, cash equivalents and marketable securities at end of period          163.4       189.6
-----------------------------------------------------------------------  ----------  ----------

CASH USED IN OPERATING ACTIVITIES. In the first three months of fiscal 2004, cash used in operating activities of $9.1 million was comprised of $3.3 million used in operations, $4.1 million used in restructuring and $1.7 million in working capital requirements. In the same quarter of the last fiscal year, cash used in operating activities of $8.5 million was comprised of $2.2 million used in operations, $1.0 million used in restructuring and $5.3 million in working capital requirements.

ADDITIONS TO CAPITAL ASSETS. The purchase of capital assets represents investments that the Company has made in computing equipment and software to support its global operations and the centralization of its support functions.

PURCHASE OF CONVERTIBLE DEBENTURES. In March 2002, pursuant to a normal course issuer bid, the Company purchased for cancellation $1.5 million principal amount of its convertible debentures. The debentures were purchased for $1.1 million resulting in a gain of $0.4 million recorded in the first quarter of fiscal 2003.

On June 5, 2003, the Company announced that it had mailed to its debentureholders an offer to purchase, indirectly through a wholly-owned subsidiary, up to $45,000,000 aggregate principal amount of the debentures. Under the offer for the debentures, the wholly-owned subsidiary will pay a cash price of $950 for each $1,000 principal amount of debentures, plus unpaid interest (subject to any applicable withholding tax) accrued to but excluding the date of purchase, subject to pro-ration in the event that the offer is oversubscribed. Pursuant to a commitment agreement entered into with Descartes, a significant holder of debentures has agreed to tender $30,856,500 aggregate principal amount of debentures owned by it under the debenture offer.

ISSUANCE OF COMMON SHARES. Proceeds from the issuance of common shares represent the exercise of stock options.

On June 5, 2003, the Company announced that it had mailed to its shareholders an offer to purchase for cancellation up to 11,578,000 of its outstanding common shares for a cash price of not more than Canadian $3.85 and not less than Canadian $3.00 per common share (subject to any applicable withholding tax). The offer for the common shares will be made by way of a dutch auction tender, which will provide holders with the opportunity to specify the price at which they are prepared to sell their common shares. The actual purchase price will be determined through an auction mechanism and will be the lowest price within the range stated above at which Descartes can purchase up to 11,578,000 of its common shares. All common shares tendered at or below the purchase price (subject to pro-rating, disregarding fractions, in the event that the offer is over-subscribed) will be purchased at the purchase price. Common shares tendered at a higher price will be returned to holders.

NET CHANGE IN CASH, CASH EQUIVALENTS AND MARKETABLE SECURITIES. Marketable securities represent cash invested in investment-grade corporate bonds and commercial paper and in investment-grade dividend received deduction ("DRD") eligible securities issued by US corporations. Cash and cash equivalents include short-term deposits and marketable debt securities with original maturities of three months or less. Short-term marketable securities comprise debt securities maturing within twelve months from the balance sheet date. Long-term marketable securities comprise debt securities maturing in excess of twelve months from the balance sheet date and DRD eligible securities. Effective October 31, 2002, debt securities were marked to market with the resulting gain or loss included in other comprehensive income (loss).

The Company's investments in marketable securities are governed by the Company's Investment Policy Guidelines as approved by the Board of Directors. Generally, the longer the term to maturity (which is limited to three years) and the higher the level of investment in a single corporation or a group of related corporations (which is limited to $25 million), the higher the required minimum credit rating.

During fiscal 2003, in connection with the Company's adoption of certain actions aimed in part at mitigating the risk of the Company being treated as a passive foreign investment company for US federal income tax purposes, the Company transferred $135.0 million in cash to its wholly owned subsidiary, Descartes U.S. Holdings, Inc., as an additional equity investment. Descartes U.S. Holdings, Inc. subsequently purchased DRD eligible securities issued by US corporations in accordance with the Company's Investment Policy Guidelines and in the amounts, and carrying the credit ratings, set forth below. These securities, which are not anticipated to be treated as passive assets, represent tax advantaged, auction rate DRD eligible securities.

As at April 30, 2003, 10% of the total cash and investment portfolio was in interest-bearing cash deposits, 83% was in DRD eligible securities and 7% was in corporate bonds having terms to maturity of between one and two years. The following provides an analysis of the Company's consolidated holdings of cash and investments in millions of US dollars with their credit ratings as at April 30, 2003:

      ------------------------------   -------------   ------   ----------
                                       STANDARD AND    AMOUNT   PERCENTAGE
                                        POORS (S&P)              OF TOTAL
                                       CREDIT RATING
      ------------------------------   -------------   ------   ----------
      Interest bearing cash deposits                    16.4        10%
      ------------------------------   -------------   ------   ----------
      Marketable securities                  A          15.0         9%
      ------------------------------   -------------   ------   ----------
                                            A+          40.0        25%
      ------------------------------   -------------   ------   ----------
                                            AA          26.4        16%
      ------------------------------   -------------   ------   ----------
                                           AA+          35.0        21%
      ------------------------------   -------------   ------   ----------
                                           AAA          30.6        19%
      ------------------------------   -------------   ------   ----------
                                                       163.4       100%
      ------------------------------   -------------   ------   ----------

RISK FACTORS

Certain statements made in this report by the Company, including statements relating to the Company's expectations concerning future revenues and earnings, market opportunity and the sufficiency of capital to meet working capital and capital expenditure requirements, constitute forward-looking statements. When used in this document, the words "believes," "plans," "expects," "anticipates," "intends," "continues," "may," "will," "could," "should" and similar expressions, or the negative of such terms, are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause future results to differ materially from those expected. Factors that may cause such differences include, but are not limited to, the factors discussed below. If any of the following risks actually occur, they could materially adversely affect the Company's business, financial condition or results of operations. In that case, the trading price of the Company's common shares or other securities could decline, perhaps materially. Readers are cautioned not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Descartes does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.

1. ANTICIPATED CONTINUING LOSSES; UNCERTAINTY OF FUTURE OPERATING RESULTS. The Company has incurred losses in the fiscal quarter ended April 30, 2003 as well as in prior fiscal quarters and years. Further, based on a review of cost levels, on May 6, 2003, the Company announced that it would downsize its global operations by approximately 130 employees resulting in restructuring charges of approximately $12.5 million to $13.5 million. There can be no assurance that the Company will achieve or sustain profitability in the future. As at April 30, 2003, the Company had an accumulated deficit of $325.9 million. The limited operating history of the Company as a public company and its dependence on an emerging market characterized by rapid technological change make the prediction of future results of operations difficult or impossible. The Company and its prospects must be considered in light of the risks, costs and difficulties frequently encountered by emerging companies, particularly companies in the competitive network services and software industry. The Company must achieve substantial revenue growth in order to become profitable. There can be no assurance that the Company can generate substantial revenue growth on a quarterly or annual basis, or that any revenue growth that is achieved can be sustained. Revenue growth that the Company has achieved or may achieve may not be indicative of future operating results. In addition, the Company may increase its operating expenses in order to fund higher levels of research and development, increase its sales and marketing efforts, develop new distribution channels, broaden its customer support capabilities and expand its administrative resources in anticipation of future growth. To the extent that increases in such expenses precede or are not subsequently followed by increased revenues, the Company's business, results of operations and financial condition would be materially adversely affected.

2. SIGNIFICANT FLUCTUATIONS OF QUARTERLY OPERATING RESULTS. The Company's revenue and results of operations have fluctuated significantly on a quarterly basis in the past and will likely continue to fluctuate significantly on a quarterly basis in the future as a result of a number of factors, many of which are outside the Company's control. The purchase of some of the Company's products often involves a significant commitment by customers. Accordingly, the sales cycle associated with the purchase of the Company's products and services varies substantially and is subject to a number of significant risks. These include the type of product purchased, customers' budgetary constraints, timing of budget cycles and concerns about the pricing or introduction of new products by the Company or its competitors. The Company has historically derived a material portion of its software license revenues from relatively large sales, but anticipates generating a greater portion of its future revenues from subscription and transaction fees and services related to developing, marketing, implementing and supporting network-based solutions for logistics. Accordingly, the Company believes that period-to-period comparisons are not necessarily meaningful and should not be relied upon as indications of future performance. Other factors affecting the Company's revenues and results of operations include, but are not limited to: the demand for the Company's products; the size, timing and duration of individual transactions; the successful implementation and market acceptance of Descartes' pricing and revenue model; the demand for network-based logistics solutions and logistics software solutions; success in closing customer orders; the ability to control expenses; the realization of operating cost reductions resulting from cost reduction initiatives; the integration of acquisitions and consolidation of operations; the delay or deferral in customer implementations; the number, timing and significance of new product announcements by the Company and its competitors; the ability of the Company to develop, introduce, market or ship new and enhanced versions of the Company's products and services on a timely basis; the level of product and price competition; changes in the mix of products and services sold; changes in average selling prices; sales personnel changes; the mix of direct and indirect sales; product returns; retention of customers; interest and exchange rate fluctuations; and general economic and geo-political factors. Accordingly, estimates of the Company's results prior to the end of a fiscal quarter may be uncertain. The Company's operating expenses are based on anticipated revenue levels in the short-term and are relatively fixed and incurred throughout the fiscal quarter. As a result, if the revenues are not realized as expected in the fiscal quarter, the Company's operating results could be materially adversely affected and the Company may need to implement additional restructuring plans to align expenses with revenues. In addition, the Company may reduce prices or accelerate its investment in research and development efforts in response to competition or to pursue new market opportunities. Any one of these activities may further limit the Company's ability to adjust spending in response to fluctuations in revenue levels. Due to all of the foregoing factors, the Company believes that its quarterly operating results are likely to vary significantly in the future.

3. GLOBAL ECONOMIC AND POLITICAL CONDITIONS. The Company's operating results may vary significantly based upon the impact of war, instability or changes in global economic and political conditions, including, without limitation, the impact of such events on its customers. The economic uncertainty resulting from military action in Iraq and the global war on terrorism may continue to negatively impact consumer as well as business confidence and, without limitation, cause consumers and businesses to slow spending on products and services. Any such slowdown in spending on products and services may cause customers to defer or reconsider purchasing the Company's products and services. In addition, any such slowdown in commercial activity generally may adversely impact trade volume and revenues from existing customers on the Company's network-based logistics services.

4. VOLATILITY OF SHARE PRICES. The market price for the Company's common shares has been and may continue to be subject to wide fluctuations in response to quarter-to-quarter variations in the Company's operating results and the operating results of the Company's competitors and alliance partners, the gain or loss of significant contracts, announcements of technological developments or new products and services by the Company and its competitors, changes in financial estimates by securities analysts and market conditions in the industry, corporate finance activities, as well as general economic conditions, among other factors. In addition, stock markets have experienced volatility, particularly in the technology sector, that has affected the market prices for many companies' shares and that often has been unrelated to the operating performance of such companies. This volatility may harm the market price of the Company's common shares. Moreover, the failure of the market price of the Company's common shares to recover from its recent declines may increase the likelihood and magnitude of additional goodwill impairment charges, and may adversely affect the Company and its financial condition.

5. RISKS ASSOCIATED WITH RESTRUCTURING PLANS. The Company's restructuring and other strategic initiatives may not achieve the desired results and could result in business distractions that could harm the business. The Company continued to implement its August 2001 and June 2002 restructuring plans in the first quarter of fiscal 2004. The Company continues its efforts to streamline operations, improve efficiency and align its cost structure with its network-based revenue model in order to meet its business and profitability objectives and, consistent with these objectives, and considering the decline in revenues in the first quarter of fiscal 2004, on May 6, 2003, announced further restructuring initiatives to downsize its operations. The objective of the restructuring plans is to reduce the Company's cost structure and generate greater operating efficiencies. The Company has also implemented other strategic initiatives designed to strengthen operations. These plans involve, among other things, reductions in the workforce, consolidation of personnel, facilities and network infrastructure, improved alignment of the organization around business objectives, changes in reporting structures and realignment of the sales force. The workforce reductions could temporarily negatively impact the remaining employees, including those directly responsible for sales. Further, the failure to retain and effectively manage remaining employees could increase costs, hurt development and sales efforts, and impact the quality of customer service. As a result, these changes might affect the Company's ability to close transactions with customers and prospects and therefore negatively affect future revenues. Failure to achieve the desired results of the Company's strategic initiatives could harm the Company's business, results of operations and financial condition.

6. RISKS ASSOCIATED WITH FOREIGN SALES AND EXCHANGE RATE FLUCTUATIONS. The Company believes that profitability and continued growth will require expansion of its sales efforts in international markets. Accordingly, the Company expects to continue to devote resources in an effort to increase sales outside North America. The Company's international revenues are subject to risks associated with foreign sales, including unexpected changes in legal and regulatory requirements, export restrictions, changes in tariffs, exchange rates and other trade barriers, political and economic instability, difficulties in accounts receivable collection, difficulties in management of distributors or representatives, difficulties in staffing and managing foreign operations, difficulties in protecting the Company's intellectual property, seasonality of sales and potentially adverse tax consequences. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, results of operations and financial condition. In particular, although substantially all of the Company's sales to date have been denominated in US dollars, adverse fluctuations in the value of the US dollar in relation to foreign currencies may affect the Company's sales to foreign customers. Furthermore, a significant portion of the Company's expenses is incurred in Canadian and other currencies. Fluctuations in exchange rates between the US dollar and the Canadian dollar and other currencies could have a material adverse effect on the Company's business, results of operations and financial condition.

7. LENGTHY SALES AND IMPLEMENTATION CYCLE. The sale and implementation of some of the Company's products and services generally involve a significant commitment of resources by prospective customers. The Company expects that the implementation of the Company's products will become more complex as logistics management solutions are used to manage larger and more geographically dispersed installations. As a result, the Company's sales process may be subject to delays associated with lengthy approval processes required for significant capital and/or operational expenditures or resource allocation. For these and other reasons, the sales cycle associated with the sale of the Company's products and services varies substantially from customer to customer and typically lasts between three and 12 months, during which time the Company may devote significant time and resources to a prospective customer, including costs associated with multiple site visits, product demonstrations and feasibility studies, and experience a number of significant delays over which the Company has little or no control. Any significant or ongoing failure by the Company to ultimately achieve such sales could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, following sales, the implementation period typically lasts three to six months, but could extend as long as nine months in certain complex situations. These implementation periods may also lengthen depending on the amount of customer training and integration to other customer systems requested by the customer. Implementation often involves the activation of trading partners of the Company's customers to the Company's network-based services, resulting in the potential for prolonged implementation cycles and deferred network transaction fees. A successful implementation program requires a close working relationship among the Company, the customer, the customer's trading partners and, generally, third party consultants and system integrators who assist in the process. There can be no assurance that delays or difficulties in the implementation process for any given customer will not have a material adverse effect on the Company's business, results of operations and financial condition.

8. MARKET ACCEPTANCE OF DESCARTES' SOLUTIONS IN AN EMERGING MARKET. The Company currently derives substantially all of its revenues from its logistics solutions. The Company expects to generate a significant portion of its future revenues from these solutions, which include network-based services and software products. Broad market acceptance of these products and network-based services is therefore critical to the Company's future success. If this business strategy is flawed, or if the Company is unable to execute it effectively, the business, operating results and financial condition could be substantially harmed. Furthermore, the market for network-based logistics solutions is still emerging. Adoption of network-based logistics solutions, particularly by those individuals and enterprises that have historically relied upon traditional means of commerce and communication, will require a broad acceptance of new and substantially different methods of conducting business and exchanging information. The Company has spent, and intends to continue to spend, considerable resources educating potential customers generally about solutions for logistics management and specifically about the Company's products and services in order to generate demand. There can be no assurance, however, that such expenditures will enable the Company to maintain its current level of market acceptance or to achieve any additional degree of market acceptance. If the market for network-based solutions for logistics management fails to grow or grows more slowly than the Company currently anticipates, the Company's business, results of operations and financial condition could be materially adversely affected. Furthermore, any factor adversely affecting market acceptance of the Company's products and services, including the availability and price of competing products and services as well as the success of the sales efforts of the Company, could have a material adverse effect on the Company's business, results of operations and financial condition.

9. RISK ASSOCIATED WITH ACCEPTANCE OF PRICING MODELS FOR LOGISTICS MANAGEMENT SOLUTIONS. The current methods of procuring logistics management software and network services and associated fees increasingly reflect a departure from the traditional perpetual license and associated one-time, up-front license fees characteristic of the enterprise application and consumer software markets. Examples of pricing models adopted in the logistics management market include charging a fee for a subscription, access fees to content, application service provider fees and transaction-based fees. The Company has increasingly adopted and evolved such pricing models for its network-based services. Under the Company's new pricing model for network-based services, the up-front license fees are eliminated and replaced by recurring fees over the term of the contract. There are no assurances that under the new pricing model, the Company's revenues will recover as anticipated subsequent to the initial phase of the implementation of this pricing model. To the extent that the Company's pricing models have evolved or may continue to evolve, its future revenue will be dependent on customer acceptance of these pricing models. Failure to achieve customer acceptance of the Company's pricing models could have a material adverse effect on the business, results of operations and financial condition of the Company.

10. DEPENDENCE ON INCREASING USE OF THE INTERNET. Certain Descartes' solutions use the Internet as a platform for inter-enterprise communication or computing. In addition, Descartes' customers may use Descartes' solutions in connection with electronic commerce. Rapid growth in the use of the Internet is a fairly recent phenomenon. As a result, acceptance and use may not continue to develop at historical rates and a sufficiently broad base of business customers may not adopt regulations covering issues such as user privacy, pricing, security, taxation, content and quality of products and services. It is possible that legislation could expose companies involved in electronic commerce to liability, which could limit the growth of electronic commerce generally. Legislation could dampen the growth in Internet usage and decrease its acceptance as a communications and commercial medium. Failure of the Internet and electronic commerce to grow as anticipated may have a material adverse effect on the business, results of operations and financial condition of the Company. A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in compromises or breaches of security systems used in connection with Descartes' products or services, resulting in the loss of confidentiality. If any well-publicized compromise of security were to occur, it could have the effect of substantially reducing the use of the Internet for commerce and communications and, accordingly, could have a material adverse effect on the business, results of operations and financial condition of the Company.

11. TREATMENT OF THE COMPANY AS A "PASSIVE FOREIGN INVESTMENT COMPANY." If, for any taxable year, the Company's passive income or its assets that produce passive income exceed levels provided by law, the Company may be characterized as a passive foreign investment company, or PFIC, for US federal income tax purposes. This characterization could result in adverse US tax consequences to the holders of equity interests of the Company who are citizens or residents of the United States for federal income tax purposes, and holders of other equity interests of the Company who may be subject to United States federal income tax law. Such persons should consult with their own US tax advisors with respect to the US tax consequences of investing in the Company's securities. The Company has not assumed, and does not assume, any obligation to make timely disclosure with respect to its PFIC status.

12. SEVERE ACUTE RESPIRATORY SYNDROME. The recent outbreak of Severe Acute Respiratory Syndrome ("SARS") in several East Asian countries and North America and other parts of the world may have an adverse effect on the economies, financial markets and business activities in East Asia, North America and elsewhere, including the Company's operations in East Asia and North America, and, as a result, could have a material adverse effect on the Company's business, results of operations and financial condition. Beginning in early 2003, certain countries in East Asia and North America have experienced an outbreak of SARS, a highly contagious form of atypical pneumonia. At present, the most heavily affected areas are the Guangdong Province and Hong Kong in the People's Republic of China. In response to this outbreak, the World Health Organization issued a travel advisory recommending that persons traveling to these areas and certain other provinces in the People's Republic of China consider postponing all but essential travel. In addition, for a period of seven days in April, the World Health Organization issued a similar travel advisory for the city of Toronto, Canada, which is approximately 120 km from the city of Waterloo, Canada, where the Company's operations are headquartered. Major airlines have drastically reduced the number of flights to Hong Kong and other cities in the regions affected by the SARS outbreak, and travel to and from certain locations in these regions is impractical due to quarantines imposed or recommended for travelers returning from the affected areas. While the long-term impact of the SARS outbreak is unclear at this time, a prolonged outbreak, or the perception that the outbreak has not been contained, may have a serious adverse effect on the economies, financial markets and business activities in Asia, North America and elsewhere.

Like a number of the Company's competitors, the Company's operations in areas experiencing this outbreak have been somewhat affected and may be further affected in the future, especially the Company's sales operations in Hong Kong and Shanghai, whose employees are unable to visit many customers, suppliers and others outside of the region. In addition, the employees of many of the Company's customers, prospective customers and others with whom the Company conducts business outside of the region may be unable or unwilling to visit the Company's offices. These travel restrictions may reduce the effectiveness of the Company's pre-sales, sales and post-sales forces. Furthermore, if any of the Company's employees contract SARS, the Company may need to take prompt measures to disinfect the relevant operating facilities and increase the monitoring of employees' health. The Company has developed strategies such as continued communication through electronic and other formats to deal with the Company's limited ability to meet personally with customers, prospects and others, and contingency plans to deal with possible further adverse developments. However, the Company's products and services are complex; therefore, customers and prospects typically require on-site meetings. Travel and meeting restrictions may impact scheduled training and other professional services being rendered by the Company, and may result in longer implementation times, a delay in network transaction revenues, and a disruption of sales cycles for products and services. The Company's strategies and plans for dealing with the outbreak may not be effective and, accordingly, the outbreak of SARS could have a material adverse effect on the Company's business, results of operation and financial condition.

13. RISKS ASSOCIATED WITH ACQUISITIONS. In the three fiscal years prior to the fiscal year ending January 31, 2004, the Company has completed seven material acquisitions and has taken minority positions in five other companies. Acquisitions involve a number of particular risks, some or all of which could have a material adverse effect on the Company's business, results of operations and financial condition. These particular risks include diversion of management's attention; failure to successfully integrate acquired personnel, information systems, products, services and operations of the acquired business; failure to retain key acquired personnel; and unanticipated events or circumstances and legal liabilities. While the Company believes that it has successfully integrated the businesses it has acquired to date, there can be no assurance that the Company will not encounter unanticipated difficulties in integrating the operations, products and services of these acquisitions or that the benefits from any acquisition will be realized. In addition, the Company may, in the future, engage in selective acquisitions of other businesses that are complementary to those of the Company, including other providers of logistics management solutions or technology or distribution channels. There can be no assurance that the Company will be able to identify additional suitable acquisition candidates available for sale at reasonable prices, consummate any acquisition or successfully integrate any acquired business into the Company's operations. If the Company were to proceed with one or more significant future acquisitions in which the consideration consisted of cash, a substantial portion of the Company's available cash could be used to consummate the acquisitions. If the Company were to consummate one or more significant acquisitions in which the consideration consisted of shares, shareholders of the Company could suffer dilution of their interests in the Company. Most of the businesses that might become attractive acquisition candidates for the Company are likely to have significant intangible assets, and acquisition of these businesses would typically result in amortization charges related to intangible assets other than goodwill, reducing future earnings or increasing future losses. In addition, such acquisitions could involve acquisition-related charges, such as one-time acquired research and development charges. On February 1, 2002, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards ("SFAS") 142 which requires that goodwill no longer be amortized, but instead be tested for impairment at least annually. To the extent that the Company completes acquisitions which generate goodwill, application of the annual impairment test under SFAS 142 may result in an impairment charge which could have a material adverse impact on the Company's results of operations.

14. STRATEGIC RELATIONSHIPS. To increase sales and implementation capabilities, the Company has established strategic reselling and hosting relationships with some outside companies. These companies are entitled to resell and/or host the Company's products and/or services to their customers. These relationships are new and this strategy is unproven. Descartes cannot be assured that any of these companies or those it may contract with in the future will be able to resell the Company's products and services to an adequate number of customers. In addition, some of the current and potential strategic partners are either actual or potential competitors, which may impair the viability of these relationships. Furthermore, some of these relationships have failed to meet expectations and may fail to meet expectations in the future. If the Company's current or future strategic partners are not able to successfully resell its products, Descartes' business could be adversely affected. Dissatisfaction or problems with the Company's services or the services of the third parties that resell and/or host the Company's products and services, or delays or interruptions or other problems with service due to mechanical failure, human error, security breaches, power loss or other facility failures, communication outages, prolonged power outages, natural disasters, sabotage, vandalism, terrorism or other similar events, could result in a reduction of the Company's business. In addition, failure of any telecommunication provider to deliver consistent data communication capacity could result in interruptions in services. Each of these service providers could experience outages, delays and other difficulties due to system failures unrelated to the Company's products, services and systems. Dissatisfaction with hosting partners, computer equipment or third party technology providers could adversely affect the Company's relationship with its customers resulting in a loss of future sales of licenses and services to the customers, which could have a material adverse effect on the Company's business.

15. COMPETITION. Although the Company has experienced limited competition to date from products with comparable capabilities, the market for the Company's products is nevertheless highly competitive and subject to rapid technological change, and the Company expects competition to increase in the future. To maintain and improve its competitive position, the Company must continue to develop and introduce in a timely and cost-effective manner new products, product features and network services to keep pace with its competitors. The Company competes or may compete, directly or indirectly, with the following: (i) application software vendors positioned as supply chain execution and other best-of-breed vendors; (ii) internal development efforts by corporate information technology departments; (iii) middleware vendors that provide integration software; (iv) providers of legacy e-commerce technology and services, including value-added networks and business document exchanges; (v) application software vendors, including enterprise resource planning software vendors and business-to-business e-commerce vendors who may expand their current offerings into logistics, some of whom may from time to time jointly market the Company's products as a complement to their own systems; and (vi) other business application software vendors, including supply chain planning software vendors that may broaden their product offerings by internally developing, or by acquiring or partnering with independent developers of, logistics management solutions. To the extent that such vendors develop or acquire systems with functionality comparable or superior to Descartes' products, their significant installed customer base, long-standing customer relationships and ability to offer a broad solution could provide a significant competitive advantage over the Company. The Company also expects to face additional competition as other established and emerging companies enter the market for logistics management solutions and new products and technologies are introduced. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Increased competition could result in price reductions, fewer customer sign ups, reduced gross margins and loss of market share. Many of the Company's competitors and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition and a larger installed base of customers than the Company. The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than the Company. The principal competitive factors affecting the market for the Company's products include vendor and product reputation; expertise and experience in implementing products and services in the customer's industry sector; product architecture, functionality and features; cost of ownership; ease and speed of implementation; customer support; product quality, price and performance; and product attributes such as flexibility, scalability, compatibility, functionality and ease of use. The Company expects competition to increase and intensify in the future. Any of the foregoing events could have a material adverse effect on the Company's business, results of operations and financial condition.

16. MANAGEMENT OF GROWTH. Although the Company has undertaken recent restructuring initiatives, the scope of the Company's operating and financial systems and the geographic area of its operations and customers have expanded significantly over a relatively short period, resulting in increased responsibility for both existing and new management personnel. The Company's ability to support the growth of its business will be substantially dependent upon having highly trained internal and third party resources to conduct pre-sales activity, product implementation, training and other customer support services. Accordingly, the Company's future operating results will depend on the ability of its officers and other key employees to continue to implement and improve its operational, customer support and financial control systems; to expand, train and manage its employee base; and to achieve product scalability. There can be no assurance that the Company will be able to manage recent or any future expansion successfully and any inability to do so could have a material adverse effect on the Company's business, results of operations and financial condition.

17. FUTURE FINANCING. Although the Company has a significant liquidity position, in the future it may require additional capital through public or private financing, strategic relationships or other arrangements. Furthermore, the Company's liquidity position could be adversely affected by the Company's planned purchase of its common shares for cancellation and planned purchase, indirectly through a wholly-owned subsidiary, of its convertible debentures. There can be no assurance that the Company will be able to obtain additional capital on favorable terms, if at all. If the Company cannot raise capital on acceptable terms, if and when needed, it may not be able to develop or enhance its products and services, expand its business, acquire complementary businesses or technologies, respond to competitive pressures or unanticipated requirements, or take advantage of future opportunities which could have a material adverse effect on the Company's business, results of operations and financial condition. A decline in interest rates and investment yields could also have a negative impact on the Company's return on its significant investments in marketable debt and DRD eligible securities.

18. RISKS ASSOCIATED WITH PROVISION OF SERVICES TO CUSTOMERS. As a critical element of its corporate strategy, the Company intends to provide network-based services to a significant portion of current and future customers. The Company expects that the revenues received from providing these services will increase as a percentage of revenues over time and represent a material portion of revenues. If the Company is unable to successfully provide those services to existing or future customers, customers could choose to discontinue use of those services or opt not to renew contracts related to those services or seek other remedies from the Company, which would result in the Company not realizing the expected future revenues, or which could have a material adverse effect on its business, results of operations and financial condition.

19. RISK OF PRODUCT DEFECTS; PRODUCT LIABILITY. As a result of their complexity, software products and network-based services may contain undetected errors or failures when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company and testing and use by current and potential customers, errors will not be found in new products and services after commencement of commercial shipments or offering of the services or, if discovered, that the Company will be able to successfully correct such errors in a timely manner, if at all. The occurrence of errors and failures in the Company's products and services could result in delay in market acceptance of the Company's products. Alleviating such errors and failures could require significant expenditure of capital and other resources by the Company. The consequences of such errors and failures could have a material adverse effect on the Company's business, results of operations and financial condition. Since the Company's products and services are used by its customers to address complex order management, customer service and distribution requirements, potential problems within or out of the Company's control that may arise from the use of the Company's products and services, including design defects, errors in our processing of electronic transactions, software errors and misuse of the Company's products and services, could result in financial or other damages to the Company's customers. The Company maintains limited errors and omissions and product liability insurance. Although the Company's agreements with its customers and other parties typically contain provisions designed to limit the Company's exposure to potential claims as well as any liabilities arising from such claims, such provisions may not effectively protect the Company against such claims and the liability and costs associated therewith. Accordingly, any such claim could have a material adverse effect upon the Company's business, results of operations and financial condition.

20. EXPOSURE TO LIABILITY CLAIMS FOR PRODUCTS AND SERVICES OFFERED THROUGH ELECTRONIC NETWORKS. The law relating to the liability of providers of products and services sold over the Internet for errors, defects or other performance problems with respect to those products and services is currently unsettled. Some of these products and services could contain performance or other problems. Similar performance issues may arise for marketplaces, exchanges and networks that use products and services offered through the Company's network. The Company may not successfully avoid civil or criminal liability for problems related to the products and services sold through its network. Any claims or litigation could require expenditures in terms of management time and other resources to defend the Company. Liability of this sort could require management to implement measures to reduce exposure to such liability, which may require management, among other things, to expend substantial resources or to discontinue certain product or service offerings or to take precautions to ensure that certain products and services are not available through the Company's networks.

21. RISK OF SYSTEM FAILURE; RELIANCE ON INTERNET INFRASTRUCTURE. The Company, in certain instances, operates as a host provider and performs certain critical functions for its customers. Unexpected sudden exponential growth of the Company's customer base may strain the capacity of the Company's computer and telecommunications systems and lead to degradations in system performance or system failure. Some of the Company's products rely on the Internet as a platform for communications. The Internet has experienced and is expected to continue to experience significant growth in the number of users and amount of traffic. There can be no assurance that the Internet infrastructure will be able to support the demands placed on it. Interruptions in the Company's operations or the ability of its customers to access its systems as a result of any of the foregoing could have a material adverse effect on the Company's business, results of operations and financial condition.

22. PRODUCT DEVELOPMENT AND RAPID TECHNOLOGICAL CHANGE. Rapid technological change and frequent new product introductions and enhancements characterize the software and network-based solutions industries. Organizations are increasingly requiring greater levels of functionality and more sophisticated product offerings. Accordingly, the Company believes that its future success depends upon its ability to enhance current products and services or develop and introduce new products and services offering enhanced performance and functionality at competitive prices. The inability of the Company, for technological or other reasons, to develop and introduce or enhance products in a timely manner in response to changing market conditions or customer requirements could have a material adverse effect on the Company's business, results of operations and financial condition. The Company's efforts for development and enhancement of products are supported by both internal research and development personnel and external outsourced providers of such services. The ability of the Company to compete successfully will depend in large measure on its ability to maintain a technically competent research and development staff and to adapt to technological changes and advances in the industry, including providing for the continued compatibility of its software products with evolving computer hardware and software platforms and operating environments. In addition, the ability of the Company to compete successfully will depend in large measure on having these efforts complemented by cost-efficient, productive and time-sensitive relationships with its outsourced development providers. There can be no assurance that the Company will be successful in these efforts. The inability to attract and retain the necessary research and development personnel or secure and maintain successful development outsourcing contracts could have a material adverse effect on the Company's business, results of operations and financial condition.

23. UNCERTAIN PROTECTION OF INTELLECTUAL PROPERTY RIGHTS. The Company's success depends significantly on its proprietary technology. The Company relies primarily on a combination of patent, copyright, trademark and trade secret laws, license and services agreements, non-disclosure agreements and other contractual provisions to establish, maintain and protect its proprietary rights in its products and technology, all of which afford only limited protection. The source codes and routing algorithms for the Company's products and technology are protected both as trade secrets and as unregistered copyrighted works. The Company currently has one US patent issued for technology used in its dynamic vehicle routing application and has another US patent pending for certain technological processes contained in its data resolution systems utilized by Descartes within the GLSN, which is based on a patent that has been issued to the Company in the Netherlands. There can be no assurances that patents will be issued for this application or for any future applications or that, if issued, any claims allowed will be sufficiently broad to protect the Company's technology. In addition, although the Company is not aware of any such claims or pending claims challenging its intellectual property, there can be no assurances that any patents that have been or may be issued will not be challenged, invalidated or circumvented, or that any rights granted thereunder would provide protection of the Company's proprietary rights. There can be no assurance that other persons have not or will not apply for patent protection for products that use the same or similar processes as the Company's products. The Company may increasingly be subject to claims of intellectual property infringement as the number of products and competitors in the Company's industry segment grow and the functionality of its products in different industry segments overlaps. Failure of any patents to protect the Company's technology may make it easier for the Company's competitors to offer equivalent or superior technology. The Company has registered or applied for registration of certain trademarks and will continue to evaluate the registration of additional trademarks as appropriate. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or services or to obtain and use information that the Company regards as proprietary. Third parties may also independently develop similar technology without breach of the Company's proprietary rights. In addition, the laws of some foreign countries do not protect the proprietary rights to the same extent as the laws of the United States and Canada. Furthermore, certain of the Company's products may be licensed under so-called "shrink-wrap" or "click-wrap" license agreements that are not signed by licensees and therefore may not be binding under the laws of certain jurisdictions. The Company also utilizes certain software technologies and other technologies, such as geocode data and business intelligence applications, that it licenses from other third parties, generally on a non-exclusive basis, including software that is integrated with internally developed software and used in the Company's products to perform key functions. These third party licenses generally require the payment of royalties based on sales of the product in which the technology is used. The loss of, inability to maintain or obtain, or the failure of third party licensors to adequately update these products could result in delays or reductions in shipments of the Company's products until equivalent software can be identified, licensed and integrated, which could adversely affect the Company's business, results of operations and financial condition. In addition, there can be no assurance that third party software licenses will continue to be available to the Company on commercially reasonable terms, if at all, or that third party suppliers will enhance these products in a manner which will meet the needs of the Company. Although the Company does not believe that it is infringing on the intellectual property rights of others, claims of infringement are becoming increasingly common as the software industry develops and legal protections, including patents, are applied to software products. Litigation may be necessary to protect the Company's proprietary technology, and third parties may assert infringement claims against the Company with respect to their proprietary rights. Any claims or litigation can be time-consuming and expensive, regardless of merit. Infringement claims against the Company could cause product release delays, require the Company to redesign its products or require the Company to enter into royalty or license agreements, which agreements may not be available on terms acceptable to the Company, if at all. The inability of the Company to adequately protect its proprietary rights could have a material adverse effect on the Company's business, results of operations and financial condition.

24. ATTRACTION AND RETENTION OF KEY PERSONNEL. The Company's performance is substantially dependent on the performance of its key technical and senior management personnel. The loss of the services of any of such personnel could have a material adverse effect on the business, results of operations and financial condition of the Company. The Company does not maintain key person life insurance policies on any of its employees. The Company's success is highly dependent on its continuing ability to identify, hire, train, motivate, promote and retain highly qualified management, technical, and sales and marketing personnel, including recently hired officers and other employees. Competition for such personnel is always strong and there can be no assurance that the Company will be able to attract, assimilate or retain highly qualified personnel in the future. The Company's recent workforce reductions as part of the restructuring initiatives, may cause potential hires to be hesitant about joining the Company and may cause existing employees to be de-motivated. The inability to attract and retain the necessary management, technical, and sales and marketing personnel could have a material adverse effect on the Company's business, results of operations and financial condition.

THE DESCARTES SYSTEMS GROUP INC.
CONSOLIDATED BALANCE SHEETS
(US dollars in thousands; US GAAP; unaudited)

------------------------------------------------------------------------------------------------------
                                                                          APRIL 30,       January 31,
                                                                               2003              2003
------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
   Cash and cash equivalents  (Note 3)                                       16,401            21,195
   Marketable securities  (Note 3)                                               --             8,521
   Accounts receivable
       Trade  (Note 4)                                                       14,194            14,036
       Other                                                                  1,860             2,819
   Prepaid expenses and other                                                 3,627             3,020
------------------------------------------------------------------------------------------------------
                                                                             36,082            49,591
MARKETABLE SECURITIES  (Note 3)                                             147,001           144,386
CAPITAL ASSETS                                                               13,199            12,151
LONG-TERM INVESTMENTS                                                         3,300             3,300
GOODWILL                                                                     17,603            17,603
INTANGIBLE ASSETS                                                            12,248            13,606
DEFERRED CHARGES                                                              1,969             1,638
------------------------------------------------------------------------------------------------------
                                                                            231,402           242,275
======================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
   Accounts payable                                                           2,287             3,964
   Accrued liabilities                                                        7,485             8,673
   Deferred revenue                                                           2,726             2,923
------------------------------------------------------------------------------------------------------
                                                                             12,498            15,560
CONVERTIBLE DEBENTURES  (Notes 5 and 11(c))                                  71,995            71,995
------------------------------------------------------------------------------------------------------
                                                                             84,493            87,555
------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
   Common shares
      Authorized - Unlimited
      Issued - 52,231,711 (January 31, 2003 - 52,224,511) (Note 11(b))      468,635           468,618
   Additional paid-in capital                                                 5,201             5,201
   Unearned deferred compensation                                              (625)             (690)
   Accumulated other comprehensive loss (Note 6)                               (381)           (1,506)
   Accumulated deficit                                                     (325,921)         (316,903)
------------------------------------------------------------------------------------------------------
                                                                            146,909           154,720
------------------------------------------------------------------------------------------------------
                                                                            231,402           242,275
======================================================================================================
        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

THE DESCARTES SYSTEMS GROUP INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(US dollars in thousands, except per share amounts; US GAAP; unaudited)

-----------------------------------------------------------------------------------------------------
                                                                                  THREE MONTHS ENDED
                                                                                           APRIL 30,
                                                                                   2003         2002
-----------------------------------------------------------------------------------------------------
REVENUES
   License and network                                                           11,173       14,436
   Service and maintenance                                                        3,014        2,388
-----------------------------------------------------------------------------------------------------
                                                                                 14,187       16,824
-----------------------------------------------------------------------------------------------------
COSTS AND EXPENSES
   Cost of license and network                                                    2,563        4,853
   Cost of service and maintenance                                                2,217        3,026
   Sales and marketing                                                            6,995        6,614
   Research and development                                                       2,120        5,824
   General and administrative                                                     3,733        1,902
   Amortization of intangible assets                                              1,358        2,480
   Restructuring cost (Note 8)                                                    3,603         (512)
-----------------------------------------------------------------------------------------------------
                                                                                 22,589       24,187
-----------------------------------------------------------------------------------------------------
LOSS FROM OPERATIONS                                                             (8,402)      (7,363)
-----------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE)
   Interest expense                                                              (1,125)      (1,186)
   Investment income                                                                519        1,586
   Gain on purchase of convertible debentures (Note 2)                               --          385
-----------------------------------------------------------------------------------------------------
                                                                                   (606)         785
-----------------------------------------------------------------------------------------------------
LOSS BEFORE INCOME TAXES                                                         (9,008)      (6,578)
INCOME TAX RECOVERY (EXPENSE) - CURRENT                                             (10)         496
-----------------------------------------------------------------------------------------------------
LOSS                                                                             (9,018)      (6,082)
=====================================================================================================
LOSS PER SHARE
   Basic and diluted (Note 5)                                                     (0.17)       (0.12)
=====================================================================================================
WEIGHTED AVERAGE SHARES OUTSTANDING
   Basic and diluted (thousands)                                                 52,230       52,237
=====================================================================================================
     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

THE DESCARTES SYSTEMS GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(US dollars in thousands; US GAAP; unaudited)

-----------------------------------------------------------------------------------------------------
                                                                                  THREE MONTHS ENDED
                                                                                           APRIL 30,
                                                                                   2003         2002
-----------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Loss                                                                             (9,018)      (6,082)
Adjustments to reconcile loss to cash provided by
   (used in) operating activities:
   Depreciation                                                                     575        1,032
   Amortization of intangible assets                                              1,358        2,480
   Restructuring cost                                                              (524)        (512)
   Amortization of convertible debenture costs                                      169          217
   Amortization of deferred compensation                                             65           76
   Gain on purchase of convertible debentures                                        --         (385)
   Changes in operating assets and liabilities:
      Accounts receivable
        Trade                                                                      (158)        (668)
        Other                                                                       959         (628)
      Prepaid expenses and other                                                   (607)          14
      Deferred charges                                                             (500)          --
      Accounts payable                                                           (1,677)      (1,109)
      Accrued liabilities                                                           461       (2,614)
      Deferred revenue                                                             (197)        (312)
-----------------------------------------------------------------------------------------------------
Cash used in operating activities                                                (9,094)      (8,491)
-----------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
   Short-term marketable securities, net change                                   8,521        8,926
   Long-term marketable securities, net change                                   (2,615)      22,209
   Additions to capital assets                                                   (1,623)        (845)
-----------------------------------------------------------------------------------------------------
Cash provided by investing activities                                             4,283       30,290
-----------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
   Purchase of convertible debentures                                                --       (1,069)
   Issuance of common shares for cash                                                17          207
-----------------------------------------------------------------------------------------------------
Cash provided by (used in) financing activities                                      17         (862)
-----------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                 (4,794)      20,937
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                 21,195       34,826
-----------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                       16,401       55,763
=====================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the period for interest                                          --           17
   Cash paid during the period for income taxes                                      58            4
=====================================================================================================
       THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

THE DESCARTES SYSTEMS GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 30, 2003
(TABULAR AMOUNTS IN THOUSANDS OF US DOLLARS,
EXCEPT PER SHARE AMOUNTS; US GAAP; UNAUDITED)


1.   DESCRIPTION OF THE BUSINESS
     The Descartes Systems Group Inc. ("Descartes" or the "Company") operates in one business segment providing logistics management technology to manufacturers, distributors, retailers, and transportation service providers. Descartes' solutions include network services as well as some integrated software applications. Connectivity and visibility solutions link the Descartes applications suites together, offering trading partner connectivity, access to information and inventory flow, ways of improving customer service, overcoming inter-enterprise management challenges and more. The Company also offers consulting, training, support and hosting services to the users of its logistics management solutions.

2.   BASIS OF PRESENTATION
     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America and the rules and regulations of the United States Securities and Exchange Commission (the "SEC") for the preparation of interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for annual financial statements.

     In the opinion of management, all normal recurring adjustments considered necessary for fair presentation of the Company's financial position, results of operations and cash flows have been included. Operating results for the interim period presented are not necessarily indicative of the results to be expected for any subsequent quarter or for the full fiscal year ending January 31, 2004.

     With the exception of the item noted below, the accounting policies used in preparing these interim financial statements are consistent with those used in preparing the annual financial statements. These statements should be read in conjunction with the Company's audited consolidated financial statements prepared for the fiscal year ended January 31, 2003. In April 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 145, "Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement 13, and Technical Corrections." SFAS 145 updates, clarifies and simplifies existing accounting pronouncements, including rescinding SFAS 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. SFAS 145 is effective for fiscal years beginning after May 15, 2002. Accordingly, gains or losses on purchase of debentures which were historically shown as an extraordinary item have now been reclassified to other income (expense) in accordance with the requirements of SFAS 145.

3.   CASH, CASH EQUIVALENTS AND MARKETABLE SECURITIES
     Marketable securities represent cash invested in investment-grade corporate bonds and commercial paper and in investment-grade dividend received deduction ("DRD") eligible securities issued by US corporations. Cash and cash equivalents include short-term deposits and marketable debt securities with original maturities of three months or less. Short-term marketable securities comprise debt securities maturing within twelve months from the balance sheet date. Long-term marketable securities comprise debt securities maturing in excess of twelve months from the balance sheet date and DRD eligible securities. All debt securities are marked to market.

4.   TRADE RECEIVABLES
     Trade receivables are net of an allowance for doubtful accounts of $2.7 million (January 31, 2003 - $2.8 million).

5.   LOSS PER SHARE
     Basic and diluted loss per share amounts were calculated by dividing the loss by the weighted average number of common shares outstanding during the period. As a result of losses applicable to common shares, the options granted under the stock option plan and the conversion privileges on the convertible debentures were excluded in the diluted loss per share calculation as their inclusion would have been antidilutive.

     As at April 30, 2003, the Company had 3,728,196 stock options granted and outstanding under the Company's Stock Option Plan. In addition, there were 336,614 stock options outstanding in connection with the option plans assumed or adopted pursuant to various acquisitions previously completed.

     On June 30, 2000, the Company issued $75 million aggregate principal amount of 5.50% convertible unsecured subordinated debentures maturing on June 30, 2005, the issuance of which was quali?ed by a short form prospectus dated June 26, 2000. Interest on the debentures has accrued from June 30, 2000 and is payable in equal semi-annual installments in arrears on June 30 and December 30 of each year, the first payment having been made on December 30, 2000. Issuance costs of $3.5 million are shown as deferred charges on the balance sheet and are being amortized to interest expense over the term of the debenture. Each debenture is convertible, at the option of the holder, into common shares at any time prior to June 30, 2003 at a price of $35 per common share. The debentures are not redeemable prior to June 30, 2003. Subsequent to June 30, 2003, the debentures may be redeemed at the option of the Company, provided that the average closing price of the common shares on the Nasdaq National Market during the 20 consecutive trading days ending ?ve trading days preceding the date on which notice of redemption is given is not less than 125% of the conversion price. The Company may elect to satisfy the obligation to pay all or any part of the aggregate principal amount of the debentures on redemption by delivery of that number of common shares obtained by dividing the principal amount of the debentures by 95% of the average closing price of the common shares on the Nasdaq National Market for the period of 20 consecutive trading days ending five trading days before the redemption date.

     In each of December 2001 and March 2002, pursuant to a normal course issuer bid, the Company purchased for cancellation $1.5 million principal amount of the debentures, or an aggregate of $3.0 million. In each case, the debentures were purchased for approximately $1.1 million, resulting in a gain of $0.4 million, which was recorded in the related fiscal quarter (Note 2).

     On August 1, 2002, the Company announced that it was offering to purchase for cancellation up to $51,428,571 aggregate principal amount of the debentures. The Company was to pay a cash price of $700 for each $1,000 principal amount of debentures, plus accrued and unpaid interest. The offer was made by way of an issuer bid, which was to be open for acceptance until September 6, 2002, unless extended or withdrawn. On September 7, 2002, the Company announced that pursuant to the offer, it would acquire a nominal principal amount of the debentures (which acquisition was completed later in the quarter) and that it did not intend to extend the offer. The acquisition of the debentures resulted in a loss of $0.5 million (including costs associated with the offer) (Note 2).

6.   COMPREHENSIVE LOSS
     The components of comprehensive loss are shown in the table below:
     ----------------------------------------   ---------------------------
                                                    THREE MONTHS ENDED
     ----------------------------------------   ---------------------------
     COMPREHENSIVE LOSS                           APRIL 30,      April 30,
                                                    2003           2002
     ----------------------------------------   ------------   ------------
     Loss                                             (9,018)        (6,082)
     ----------------------------------------   ------------   ------------
     Foreign currency translation adjustment           1,160         (1,551)
     ----------------------------------------   ------------   ------------
     Unrealized marked to market loss on
       marketable securities                             (35)            --
     ----------------------------------------   ------------   ------------
                                                      (7,893)        (7,633)
     ----------------------------------------   ------------   ------------

7.   SEGMENTED INFORMATION
     The Company operates in one business segment providing logistics solutions, including integrated software applications and network services. The following provides the Company's segmented information regarding geographic areas of operations:

     ----------------------------------------   ---------------------------
                                                      THREE MONTHS ENDED
     ----------------------------------------   ---------------------------
     REVENUES                                     APRIL 30,      April 30,
                                                    2003           2002
     ----------------------------------------   ------------   ------------
     Americas                                       9,820         11,011
     ----------------------------------------   ------------   ------------
     Europe, Middle East and Africa                 3,078          5,261
     ----------------------------------------   ------------   ------------
     Asia-Pacific                                   1,289            552
     ----------------------------------------   ------------   ------------
                                                   14,187         16,824
     ----------------------------------------   ------------   ------------

     Revenues are attributed to individual regions based on location of customers' operations.

     ----------------------------------------   ---------------------------
     LONG-LIVED ASSETS                            APRIL 30,     January 31,
                                                    2003          2003
     ----------------------------------------   ---------------------------
     Americas                                       37,686        37,557
     ----------------------------------------   ------------   ------------
     Europe, Middle East and Africa                  4,971         5,440
     ----------------------------------------   ------------   ------------
     Asia-Pacific                                      393           363
     ----------------------------------------   ------------   ------------
                                                    43,050        43,360
     ----------------------------------------   ------------   ------------

     Long-lived assets represent capital assets, goodwill and intangible assets that are attributed to individual geographic segments.

8.   RESTRUCTURING COST

     AUGUST 2001 ANNOUNCEMENT
     On August 2, 2001, due to the deterioration of global economic conditions, the Company announced its intention to implement a restructuring plan to lower its overall operating cost structure. The restructuring plan included a worldwide workforce reduction and the consolidation of excess office facilities.

     The workforce reduction program involved the reduction of 70 positions, or approximately 10% of the Company's workforce, across all business functions and geographic locations. The Company recorded a workforce reduction charge of $2.1 million related to severance and other payroll bene?ts of which $2.0 million has been paid as of April 30, 2003.

     The Company also recorded a restructuring charge of $1.9 million relating to the consolidation of excess office facilities and equipment. The closure or consolidation of office facilities comprised lease termination and non-cancellable lease costs as well as the write-off of redundant assets.

     The Company has substantially completed its August 2001 restructuring plan. The activities of the restructuring plan are summarized as follows:

     -----------------------------------------------------------------------------------------------
     AUGUST 2, 2001          Initial       Subsequent     Total   Cumulative Drawdowns   Remaining
     ANNOUNCEMENT         Restructuring  Cumulative Net                                 Provision as
                            Provision     Additions and           --------------------  at April 30,
                                            Revisions               Cash     Non-Cash      2003
     -------------------  -------------  --------------  -------  --------  ----------  ------------
     Workforce reduction      2,058             20        2,078    (2,021)       --          57
     -------------------  -------------  --------------  -------  --------  ----------  ------------
     Consolidation of
     excess facilities
     and equipment            1,926            (43)       1,883    (1,752)       (59)        72
     -------------------  -------------  --------------  -------  --------  ----------  ------------
                              3,984            (23)       3,961    (3,773)       (59)       129
     -----------------------------------------------------------------------------------------------

     The cumulative net revisions to the August 2001 restructuring provision included additional costs of $0.5 million incurred for the completion of the closure of excess facilities that were identified under the August 2001 restructuring plan. These additional costs, which were recorded in the quarter ended July 31, 2002, were more than offset by both a previous $0.5 million reversal of the restructuring provision recorded in the quarter ended April 30, 2002, because of a favorable settlement reached with respect to the early termination of a certain redundant office facility in the United States, and by a later $0.2 million reversal of the restructuring provision recorded in the quarter ended January 31, 2003 resulting from the redeployment of certain redundant assets. In the quarter ended April 30, 2003, an increase in the provision for consolidation of excess facilities was partially offset by a decrease in the provision for workforce reduction due to a settlement reached with a former employee of the Company.

     JUNE 2002 ANNOUNCEMENT
     On June 19, 2002, the Company announced that it had commenced further restructuring plans in order to align its cost structure with its network-based revenue model and to streamline its corporate operations. The plans included the centralization of certain support functions such as finance, customer care, research and development, and network services primarily in Waterloo, Ontario. The plans also include the consolidation of the Company's network infrastructure and data center facilities in Ontario and Georgia. These restructuring plans resulted in the prompt reduction of workforce by approximately 120 employees, or 20% of the total workforce, across all geographic areas within which the Company operates. The reductions were concentrated within the finance, customer care, research and development, and network services functional areas. In conjunction with the above-noted centralization plans and workforce reduction, the Company also identified leased facilities, which are in excess of the Company's ongoing space requirements. The termination cost of these leased facilities along with the redundant leasehold improvements, furniture and fixtures, and computer equipment are reflected in the restructuring provision. Furthermore, the restructuring provision reflects the cost of consolidation of data center facilities.

     During the quarter ended October 31, 2002, the Company continued with its June 2002 restructuring plans with further staff terminations of approximately 40 additional employees (including certain management layers) and recorded certain office closure costs as incurred. The additional staff terminations and office closure costs in the quarter included certain initiatives that the Company undertook in facilitating the integration of its global operations with Tradevision AB further to the anticipated acquisition of the interest of the minority shareholder in Tradevision. These additional restructuring initiatives, which had commenced in anticipation of the acquisition of the minority interest in Tradevision, resulted in a charge of $2.4 million to the restructuring reserve.

     During the fourth fiscal quarter ended January 31, 2003, the Company continued with its June 2002 restructuring plans with further staff terminations and recorded certain office closure costs as incurred. With the completion of the acquisition of the remaining 30% interest in Tradevision, the Company commenced its exit plan related to the process of consolidation of its network infrastructure, which has inherent capacity redundancies resulting from the acquisitions completed by the Company in the previous three fiscal years. The restructuring charges in the fourth quarter of fiscal 2003 also reflected the cost of redundant capacity on a third party network-hosting facility.

     During the third and fourth quarters of fiscal 2003, the Company revised certain of its estimates for the restructuring provision with respect to office closure costs and redundant assets mainly due to the establishment and execution of selective redeployment of its redundant assets, in its continuing global operations.

     During the first quarter of fiscal 2004, the Company continued with the consolidation of its network infrastructure as part of the June 2002 restructuring plan and announced centralization of related support functions, which are anticipated to result in additional restructuring charges of approximately $6.0 million, of which $3.5 million was recorded in the quarter. These actions include the cancellation of an external network service contract as well as fixed asset write-downs and workforce reductions of approximately 100 employees. The restructuring charges in the first quarter of fiscal 2004 reflect the cost of redundant capacity on the third party network-hosting facility. The remainder of the restructuring charges, including contract cancellation penalties, cost of redundant network systems and additional severance charges, will be recorded once the third party negotiations are completed and the final exit liability is determined.

     The activities of the restructuring plan are summarized as follows:

     ------------------------------------------------------------------------------------------------
     JUNE 19, 2002            Initial       Subsequent     Total   Cumulative Drawdowns   Remaining
     ANNOUNCEMENT          Restructuring  Cumulative Net                                 Provision as
                             Provision     Additions and           --------------------  at April 30,
                                             Revisions               Cash     Non-Cash      2003
     --------------------  -------------  --------------  -------  --------  ----------  ------------
     --------------------  -------------  --------------  -------  --------  ----------  ------------
     Workforce reduction          2,381           4,499     6,880    (6,766)        (90)           24
     --------------------  -------------  --------------  -------  --------  ----------  ------------
     Office closure costs         3,399           3,061     6,460    (6,101)       (182)          177
     --------------------  -------------  --------------  -------  --------  ----------  ------------
     Redundant assets               839             (74)      765        --        (765)           --
     --------------------  -------------  --------------  -------  --------  ----------  ------------
     Data center
     consolidations                 550            (157)      393      (393)         --            --
     --------------------  -------------  --------------  -------  --------  ----------  ------------
     Network system
     consolidations                  --             838       838      (838)         --            --
     --------------------  -------------  --------------  -------  --------  ----------  ------------
                                  7,169           8,167    15,336   (14,098)     (1,037)          201
     --------------------  -------------  --------------  -------  --------  ----------  ------------

     The provision shown above does not include certain office closure costs, which will be recorded as restructuring charges as and when incurred and excludes contract cancellation penalties with respect to the redundant third party network-hosting facility, which will be recorded as restructuring charges when the negotiations are completed and the final exit liability is determined.


9.   STOCK-BASED COMPENSATION

     In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation--Transition and Disclosure--an Amendment of FASB Statement 123." SFAS 148 amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require more prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The alternative methods of transition of SFAS 148 are effective for fiscal years ending after December 15, 2002. The disclosure provisions of SFAS 148 are effective for interim periods beginning after December 15, 2002.

     Had compensation costs for the Company's stock option plan been determined based on the fair value of the options at the grant date for awards to employees, consistent with the methodology prescribed under SFAS 123, the Company's loss and loss per share would have been as follows, on a pro forma basis:

     -------------------------------------------------   ----------------------
                                                           THREE MONTHS ENDED
     -------------------------------------------------   ----------------------
                                                          APRIL 30,   April 30,
                                                            2003        2002
     -------------------------------------------------   ----------  ----------
     Loss - reported                                         (9,018)     (6,082)
         Deferred stock option compensation - reported           65          76
         Pro forma stock-based compensation                  (1,380)     (2,182)
     -------------------------------------------------   ----------  ----------
     Loss - pro forma                                       (10,333)     (8,188)
     -------------------------------------------------   ----------  ----------
     Loss per share, basic and diluted
         As reported                                          (0.17)      (0.12)
         Pro forma                                            (0.20)      (0.16)
     -------------------------------------------------   ----------  ----------

     The weighted average fair values for stock options granted during the quarters ended April 30, 2003 and April 30, 2002 were $1.59 and $2.92, respectively.

     The following assumptions were made in determining the fair values of stock options at the grant dates using a Black-Scholes option pricing model:

     --------------------------------------------------------------------------
                                                           Three Months Ended
     -------------------------------------------------   ----------------------
     Assumption                                           APRIL 30,   April 30,
                                                            2003        2002
     -------------------------------------------------   ----------  ----------
     Volatility factor of expected market price
        of the Company's stock                              87.0%       91.0%
     Dividend yield                                          0.0%        0.0%
     Weighted average expected life of stock
        options (years)                                      5.0         3.3
     Risk-free interest rate                                 4.1%        4.2%
     --------------------------------------------------------------------------

10.  ACCOUNTING PRONOUNCEMENTS

     COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES
     In July 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and supercedes Emerging Issues Task Force ("EITF") Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at its fair value in the period in which the liability is incurred, except for a liability for one-time termination benefits that are incurred over time. The provisions of SFAS 146 are effective for exit or disposal activities initiated after December 31, 2002. The provisions of EITF Issue 94-3 shall continue to apply for an exit activity initiated under an exit plan that met the criteria of EITF Issue 94-3 prior to the initial application of SFAS 146. The Company's restructuring reserves and costs as outlined in
     Note 8 have been determined under the provisions of EITF Issue 94-3.

     GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS
     FASB Interpretation 45, "Guarantor's Accounting and Disclosure
     Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"), was issued in November 2002. FIN 45 requires that, upon issuance of a guarantee, the guarantor must disclose and recognize a liability for the fair value of the obligation it assumes under that guarantee. The initial recognition and measurement requirement of FIN 45 is effective for guarantees issued or modified after December 31, 2002. As of April 30, 2003, the Company's guarantees that were issued or modified after December 31, 2002 were not material. The disclosure requirements of FIN 45 are effective for interim and annual periods ending after December 15, 2002. Prior to December 31, 2002, the Company, from time to time, entered into intellectual property and other indemnification agreements, as well as agreements containing warranties, that are customary in the industry. The Company has not made any significant payments under such agreements and no amounts have been accrued in the consolidated financial statements with respect to these guarantees. Furthermore, the maximum potential amount payable under these agreements is not determinable at this time.

     DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
      In April 2003, the FASB issued SFAS 149 "Amendment of SFAS 133 on Derivative Instruments and Hedging Activities." SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133 "Accounting for Derivative Instruments and Hedging Activities." In particular, it (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to the language used in FIN 45 and (4) amends certain other existing pronouncements. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003. The provisions of SFAS 149 that relate to SFAS 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. SFAS 149 should be applied prospectively.
     The Company will adopt the provisions of SFAS 149 for the quarter ending July 31, 2003. The Company has not yet determined the impact that the adoption of SFAS 149 will have on its business, results of operations and financial position.

     ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY
     In May 2003, the FASB issued SFAS 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The Statement requires that those instruments be classified as liabilities in statements of financial position. SFAS 150 affects an issuer's accounting for three types of freestanding financial instruments, namely, (1) mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets, (2) instruments, other than outstanding shares, that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. These instruments include put options and forward purchase contracts and (3) obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares. SFAS 150 does not apply to features embedded in financial instruments that are not derivatives in their entirety. In addition to its requirements for the classification and measurement of financial instruments within its scope, SFAS 150 also requires disclosures about alternative ways of settling those instruments and the capital structure of entities, all of whose shares are mandatorily redeemable. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The Company will adopt the provisions of SFAS 150 for the quarter ending July 31, 2003. The Company has not yet determined the impact that the adoption of SFAS 150 will have on its business, results of operations and financial position.

11.  SUBSEQUENT EVENTS

     (A) RESTRUCTURING
     Based on a review of cost levels, on May 6, 2003, the Company announced it will implement a further downsizing of its global operations by approximately 130 employees. The Company expects to record restructuring and other non-recurring charges of approximately $12.5 million to $13.5 million. The charges are associated with workforce reduction, consolidation of facilities, lease terminations, redundant assets and potential write-downs of certain assets.

     (B) OFFER TO PURCHASE COMMON SHARES
     On June 5, 2003, the Company announced that it had mailed to its shareholders an offer to purchase for cancellation up to 11,578,000 of its outstanding common shares for a cash price of not more than Canadian $3.85 and not less than Canadian $3.00 per common share (subject to any applicable withholding tax). The offer for the common shares will be made by way of a dutch auction tender, which will provide holders with the opportunity to specify the price at which they are prepared to sell their common shares. The actual purchase price will be determined through an auction mechanism and will be the lowest price within the range stated above at which Descartes can purchase up to 11,578,000 of its common shares. All common shares tendered at or below the purchase price (subject to pro-rating, disregarding fractions, in the event that the offer is over-subscribed) will be purchased at the purchase price. Common shares tendered at a higher price will be returned to holders.

     (C) OFFER TO PURCHASE CONVERTIBLE DEBENTURES
     On June 5, 2003, the Company announced that it had mailed an offer to purchase, indirectly through a wholly-owned subsidiary, up to $45,000,000 aggregate principal amount of its debentures. Under the offer for the debentures, Descartes will pay a cash price of $950 for each $1,000 principal amount of debentures, plus unpaid interest (subject to any applicable withholding tax) accrued to but excluding the date of purchase, subject to pro-ration in the event that the offer is oversubscribed. Pursuant to a commitment agreement entered into with Descartes, a significant holder of debentures has agreed to tender $30,856,500 aggregate principal amount of debentures under the debenture offer.



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THE DESCARTES SYSTEMS GROUP INC.
Corporate Headquarters

120 Randall Drive
Waterloo, Ontario N2V 1C6
Canada

Phone: (519) 746-8110
       (800) 419-8495 Fax: (519) 747-0082

info@descartes.com










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